EXHIBIT 99.1


      [ATMOS ENERGY CORPORATION LETTERHEAD AND LOGO APPEAR HERE]


 DATE:  March 24, 1999            MEDIA & INVESTOR/ANALYST CONTACTS:
                                          Lynn Hord   (972) 855-3729
                                          Carol Knies (972) 855-3116
 FOR RELEASE: Immediately


                        ATMOS ENERGY ANNOUNCES
                       SETTLEMENT OF HEARD CASE


 Dallas, Texas - Atmos Energy Corporation (NYSE: ATO) today reported that it has reached a settlement in the case of Brian L. Heard General Contractor v. Trans Louisiana Gas Company ("Trans La"), a
 division of Atmos Energy Corporation.   As a result of recent
 mediation discussions, the parties agreed to settle the case for $3.5 million. In the settlement, neither Atmos nor Trans La conceded liability.

 Atmos will pay $3.25 million and the remaining $.25 million will be paid by Oceana Heights Gas Company's insurers. In exchange, the Company will obtain a full release from Heard of all claims against Atmos and Trans La. Atmos' portion of the settlement payment will result in the Company recording a $3.25 million pretax, $2.05 million after tax, $.07 per share charge in the second quarter ending March 31, 1999.

 The lawsuit was originally filed in Louisiana by Heard for lost profits that he incurred as a result of Oceana Heights Gas Company's alleged delays in repairing gas leaks on its lines in the area in which Heard was working. These alleged delays occurred prior to the acquisition of Oceana Heights by Trans La and Atmos Energy Corporation. The jury found in favor of Heard in November 1997 and awarded Heard approximately $180,000 in compensatory damages and $15 million in punitive damages. The punitive damages were awarded under a since-repealed statute in Louisiana allowing punitive damages in cases involving hazardous materials, specifically including natural gas.

 Atmos immediately appealed the jury verdict, believing the award to be egregiously in excess of damages claimed by Heard. Atmos continues to hold this belief but given the uncertainties of litigation, decided during mediation that continuing to litigate this case would take away from the important focus on operations and growth. The potential exposure to Atmos was the $15 million awarded by the jury, plus interest that was accruing at approximately $1 million a year since the date the lawsuit was filed in 1996. Atmos' potential exposure to date was $19 million and could have reached $21 million if all appeals were exhausted through state courts.
 "Due to the uncertainty of litigation, we believe it is in Atmos' best interest to eliminate the risk involved in the case and to move forward with running our business", said Robert W. Best, Atmos Chairman, President and CEO.

 Atmos Energy Corporation distributes natural gas and propane to more than one million customers in 13 states through its operating divisions - Energas Company, Greeley Gas Company, Trans Louisiana Gas Company, United Cities Gas Company, Western Kentucky Gas Company and Atmos Propane, Inc.